UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 3, 2007

CROCS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Condition.

On May 3, 2007, Crocs, Inc. issued a press release reporting its results of operations for the three months ended March 31, 2007.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2007, the Compensation Committee of the Board of Directors of Crocs (the "Company") approved annual base salary increases for the Company's executive officers, including the named executive officers. The increases are generally consistent with annual inflationary adjustments and merit-based increases throughout the Company; however, the base salary for Ronald R. Snyder, our Chief Executive Officer and President, was increased from $500,000 to $800,000 and the base salary for John P. McCarvel, our Executive Vice President and Chief Operating Officer was increased from $275,000 to $400,000 due to their increased responsibilities and contribution to the performance of the Company.

Item 8.01.              Other Items.

On May 2, 2007, the Board of Directors of the Company approved a two-for-one stock split of the Company’s common stock, to be effected in the form of a common stock dividend. All shareholders of record at the close of business on May 31, 2007 will receive one additional share of common stock for each share held on that date. The additional shares of common stock will be distributed on June 14, 2007.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press Release dated May 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: May 3, 2007	By:	/s/ Ronald R. Snyder
Ronald R. Snyder,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 3, 2007.